Exhibit 10.58

[LETTERHEAD OF SEARS HOLDINGS CORPORATION]

January 29, 2014

Ms. Leena Munjal

Dear Leena,

As you continue in the role of Senior Vice President, Customer Experience and Integrated Retail, we are pleased to provide you with the following compensation changes effective February 2, 2014, subject to approval by the Compensation Committee of the Sears Holdings Corporation Board of Directors (the “Compensation Committee”).

The changes to your compensation package are as follows:

•	Annual base salary at a rate of $475,000.

•
You will be eligible to receive a long-term incentive cash award of $350,000 (gross). The grant date of this award is February 2, 2014, subject to Compensation Committee approval. This award will be scheduled to vest on a graded basis, with $50,000 of the award vesting on the first anniversary of the grant date and $150,000 of the award vesting on each of the second and third anniversaries of the grant date, provided you are actively employed on the applicable vesting date, and will be payable as soon as administratively possible following the applicable vesting date. This award is separate from and not in the place of your participation under the Sears Holdings long-term incentive programs. Once approved by the Compensation Committee, this award will be documented by a Sears Holdings Corporation Executive LTI Cash Award Agreement (“Award Agreement”). Enclosed for your information is a draft of the Award Agreement, which includes the specific terms of the award.

Leena, we are excited about the important contributions you will continue to make to the company as a member of the Executive Leadership Team. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

To accept, sign and date this letter and the Agreement and return both documents to me.

Sincerely,

Dean Carter

Accepted:
____/s/ Leena Munjal_________________     _2_/_4_/_14_
Leena Munjal                                             Date